Exhibit 10.1

First Amendment to the Amended and Restated Hecla Mining Company

Stock Plan for Nonemployee Directors

This First Amendment (the “Amendment”) to the Amended and Restated Hecla Mining Company Stock Plan for Nonemployee Directors (the “Plan”) is adopted by Hecla Mining Company, a Delaware corporation (the “Company”), effective as of May 21, 2026.

Recitals

WHEREAS, the Board of Directors of the Company approved the Amendment on February 20, 2026; and

WHEREAS, the stockholders of the Company approved this Amendment at the 2026 Annual Meeting of Shareholders held on May 21, 2026; and

WHEREAS, the Company desires to amend the Plan to extend its term, while leaving all other provisions of the Plan unchanged.

1.	Amendment to Section 3 (Effective Date and Term).

Section 3 of the Plan is hereby amended and restated in its entirety to read as follows:

“3. Effective Date and Term. The Plan shall be effective as of February 21, 2017 (the “Effective Date”) and shall remain in effect until May 15, 2036, unless earlier terminated by the Board in accordance with the terms of the Plan.”

2.	No Other Amendments.

Except as expressly amended by this Amendment, all other terms, conditions, and provisions of the Plan shall remain unchanged and in full force and effect.

3.	Governing Law.

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict-of-laws principles.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and as of the date first written above.

__/s/ David C. Sienko

Senior Vice President, General Counsel

And Secretary